EXHIBIT 99.4

Fourth Quarter 2006

Earnings Conference Call

January 25, 2007

Fourth Quarter 2006 Earnings - Highlights

Reported Net Income - $928 Million

Reported EPS $1.09 (diluted)

Core Earnings - $835 Million

Core EPS $0.98 (diluted)

Excludes:

$57 mm A-T gain from sale of 10 million shares of LYO
investment.

$89 mm A-T gain for litigation settlements.

$20 mm A-T charge for purchase of debt.

$40 mm A-T non-cash tax charge for changes in compensation
programs.

Difference vs. 3Q06 Conference call guidance:

Lower Chemicals Earnings (-$40 mm)

Higher Worldwide Effective Income Tax Rate (+2%)

Increased Environmental Remediation Charges

Fourth Quarter 2006 Earnings - Oil & Gas
Segment Variance Analysis - 4Q06 vs. 4Q05

Core Earnings for 4Q06 of $1.499 Billion

-17% year-over-year

($ in millions)

4Q 05

Sales Price

Sales

Volume/Mix

Exploration

Expense

All Others

4Q 06

$1,805

$1,499

$276

$88

$18

$136

Fourth Quarter 2006 Earnings - Oil & Gas
Segment

4Q06

4Q05

Reported Segment Earnings ($ mm)

$1,499

$1,796

WTI Oil Price ($/bbl)

$60.20

$60.02

NYMEX Gas Price ($/mcf)

$6.27

$11.66

Oxy’s Realized Prices

Worldwide Oil ($/bbl)

$51.18

$51.87

US Natural Gas (per mcf)

$5.64

$9.81

Fourth Quarter 2006 Earnings - Oil & Gas
Segment

4Q06

4Q05

Oil and Gas Production (mboe/day)

616

546

+13% year-over-year

Production increase due to:

Acquisition of Vintage Petroleum and

        Plains producing assets (+62 mboe/day)

Exploration Expense ($ mm)

$100

$118

Core Earnings for 4Q06 of $156 Million

-9% year-over-year

Volumes in November and December fell more sharply due to
weaker demand

Fourth Quarter 2006 Earnings – Chemicals
Segment Variance Analysis - 4Q06 vs. 4Q05

4Q 05

Sales Price

Sales

Volume/Mix

Operations/

Manufacturing

All Others

4Q 06

$171

$156

$96

$52

$148

$15

($ in millions)

Fourth Quarter 2006 Earnings – Other

Interest Expense (excluding debt retirement
charges) was $20 mm in 4Q06 vs. $22 mm in
4Q05.

Worldwide Effective Tax Rate was 46% in 4Q06,
and 2% higher than our earlier guidance.

Higher rate reflects a change in the mix - with more income
coming from higher taxed foreign sources than from US income.

Fourth Quarter 2006 Earnings – 2006 Annual
Results

FY2006

FY2005

Consolidated Net Income ($ mm)

$4,182

$5,281

Consolidated EPS (diluted)

$4.86

$6.45

Core Income ($ mm)

$4,349

$3,732

Core EPS (diluted)

$5.05

$4.56

Oil and Gas Earnings ($ mm)

$7,239

$5,968

Oil and Gas production (mboe/day)

601

526

+ 53 mboe/day from Vintage

+ 15 mboe/day from Libya

WTI Oil Price ($/bbl)

$66.23

$56.56

Oxy’s Worldwide Realized Oil price

$56.57

$49.18

Exploration Expenses ($mm)

$295

$314

Fourth Quarter 2006 Earnings – Full Year 2006
Results

Oil and Gas cash operating costs of $11.23 per boe in 2006
vs. $8.81 per boe in 2005.

At least 41% of the increase was a result of higher energy prices including:

An increase of $0.57 per boe for higher taxes.

An increase of $0.33 per boe for higher energy costs.

Remaining $1.52 per boe increase due to higher workover,
maintenance (+$116 mm), and lifting costs.

($ in millions)

YTD2006

YTD2005

Core Chemical Earnings

$901

$777

The 16% increase was due to

        higher chlor-alkali margins.

Net Interest Expense

$100

$159

Capital Spending

$3,005

$2,324

Fourth Quarter 2006 Earnings – 2006 Cash Flow

$8,700

$1,250

$2,500

$3,000

$1,500

$895

$645

$190

$1,600

Available

Cash

Asset Sale

Proceeds

Acquisitions

Capex

Share

Repurchase

Reduction

Dividends

Other

Ending Cash

Balance

Beginning

Cash

$2,400

Flow From

Cash

Operations

$6,300

($ in millions)

Debt

Fourth Quarter 2006 Earnings - Share Repurchase

Spent $1.5 Billion to repurchase 30.6 mm shares in 2006
at an average price of $48.20 a share.

Repurchased approximately 3.9 mm shares in 4Q06 at
an average price of $48.05 a share.

9.4 million shares remain under current 40 million
repurchase authorization.

             Shares Outstanding (mm)

FY2006

12/31/06

Weighted Average Basic

852.6

Weighted Average Diluted

860.4

Shares Outstanding

843.8

Diluted Shares Outstanding

852.1

Fourth Quarter 2006 Earnings - 1Q07 Outlook

We closed the sale of our 50% interest in the
Vanyoganneft JV (Russia) to TNK-BP on January 18.

We received $485 mm cash.

We expect to record a gain of approx. $400 mm in 1Q07.

We will remove the production volumes from cont. ops for
comparability.

Oil and Gas production from cont. ops of 590 to 600
mboe/day in 1Q07.

Recent sale reduces 4Q06 production by 26 mboe/day and from
year-end exit rate of 616 mboe/day (see attached schedule).

Expect 1Q07 production rate to continue until the Dolphin Project comes on stream.

Exploration expense of about $100 mm driven by drilling
and seismic activities in Libya.

Fourth Quarter 2006 Earnings - 1Q07 Outlook

Expect Total Capex for 2007 of about $3.3 to $3.4 Billion.

Oil & Gas accounting for approximately 90 percent.

Year-to-year increase in capex is due to the Oman Mukhaizna project, development of the Vintage acquisition properties in Argentina and
California, the exploratory activity in Libya, and a Permian gas plant and CO2 expansion.

Increases partly offset by lower expenditures for the Dolphin project which will start-up later this year.

Expect 1Q07 Chemical Earnings to be similar to 4Q06 results.

Volume in January expected to remain weak with continuing improvement in
February and March.

We currently expect improvement from these levels in subsequent quarters.

Expect Interest Expense to be about $15 million.

Excludes charges for the recently announced debt reduction tender.

Fourth Quarter 2006 Earnings - 1Q07 Outlook

Commodity Price Sensitivity

A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $38 million (pre-tax).  The WTI price in 4Q06 was $60.20 per barrel, compared to the current price of approx. $53 per barrel.  This $7 a barrel WTI price drop is expected to reduce Oil & Gas segment income by $265 million.

A change of 25-cents per million BTUs in gas prices has a $12 million impact on quarterly earnings (pre-tax).  The NYMEX gas price for 4Q06 was $6.27 per mcf.
Our realized 4Q06 domestic gas price averaged $5.64 per mcf.

We expect DD&A to be $2.4 billion for full-year 2007.

We expect our effective worldwide tax rate in 1Q07 to be
about 49%.

Higher taxes are due to an increase in the proportion of income outside the US.

Fourth Quarter 2006 Earnings

See the investor relations supplemental schedules for the reconciliation of non-
GAAP items.  Statements in this presentation that contain words such as "will",
"expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could materially affect expected results.  Factors that could cause results to differ materially include, but are not limited to:  exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this filing.  Unless legally required, Occidental disclaims any obligation to update any forward-
looking statements as a result of new information, future events or otherwise.  U.S. investors are urged to consider carefully the disclosure in our
Form 10-K, available through the following toll-free telephone number, 1-888-
OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330.